Exhibit 10.7

TRIG Acquisition 1, Inc.

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of July 16, 2012 by and between TRIG Acquisition 1, Inc., a Nevada corporation (“TRIG” or the “Company”), and Robert Y. Lee (“LEE”).

1)             Engagement and Responsibilities

a)           Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby employs LEE as an Executive Chairman of the Company. LEE hereby accepts such employment. LEE shall have such title or titles as the Board or President may from time to time determine.

b)           LEE’s duties and responsibilities shall be those incident to the positions described in Section 1(a) as set forth in the Bylaws of the Company and those which are normally and customarily vested in such offices of a corporation.  In addition, LEE’s duties shall include those duties and services for the Company and its affiliates as the Board shall, in its sole and absolute discretion, from time to time reasonably direct which are not inconsistent with LEE’s positions described in Section 1(a).

c)           LEE agrees to devote, on a non-exclusive basis, the necessary time, energy and efforts to the business of the Company and will use his best efforts and abilities faithfully and diligently to promote the Company’s business interests.  It is understood between the Company and LEE that he will devote no less than 20 hours per week in the execution of his duties. For as long as LEE is employed by the Company, LEE shall not, directly or indirectly, either as an employee, employer, consultant, agent, investor, principal, partner, stockholder (except as the holder of less than 1% of the issued and outstanding stock of a publicly held corporation), corporate officer or director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Company, as such businesses are now or hereafter conducted, or any business which the Company contemplates conducting or intends to conduct.

2)             Definitions

“Board” shall mean the Board of Directors of the Company.

“Disability,” with respect to LEE, shall mean that, for physical or mental reasons, LEE is unable to perform the essential functions of LEE’s duties under this Agreement for 30 consecutive days, or 60 days during any one six month period.  LEE agrees to submit to a reasonable number of examinations by a medical doctor advising the Company as to whether LEE shall have suffered a disability and LEE hereby authorizes the disclosure and release to the Company and its agents and representatives all supporting medical records. If LEE is not legally competent, LEE’s legal guardian or duly authorized attorney-in-fact will act in LEE’s stead for the purposes of submitting LEE to the examinations, and providing the authorization of disclosure.

“Effective Date” shall mean July 16, 2012.

 “For Cause” shall mean, in the context of a basis for termination of LEE’s employment with the Company, that:

a)           LEE breaches any obligation, duty or agreement under this Agreement, which breach is not cured or corrected within 15 days of written notice thereof from the Company (except for breaches of Sections 1(c), 6 or 7 of this Agreement, which cannot be cured and for which the Company need not give any opportunity to cure); or

b)           LEE is grossly negligent in the performance of services to the Company, or commits any act of personal dishonesty, fraud, embezzlement, breach of fiduciary duty or trust against the Company; or

c)           LEE is indicted for, or convicted of, or pleads guilty or nolo contendere with respect to, theft, fraud, a crime involving moral turpitude, or a felony under federal or applicable state law; or

d)           LEE commits continued and repeated substantive violations of specific written directions of the Board, which directions are consistent with this Agreement and LEE’s position as an executive officer, or continued and repeated substantive failure to perform duties assigned by or pursuant to this Agreement; or

e)           LEE continues to neglect his duties after receipt of notice thereof from the Company (and the Company need give such notice only once).

“Person” shall mean an individual or a partnership, corporation, trust, association, Limited Liability Company, governmental authority or other entity.

“Portfolio Company” shall mean any person which has engaged the Company for the provision of services.

 “Term” shall mean the period commencing on the Effective Date and ending at the close of business on the business day immediately preceding the eighteenth month anniversary of the Effective Date.

3)             Compensation and Benefits

For as long as LEE shall be employed by the Company, LEE shall receive the compensation and benefits set forth in this Section 3.

(a)      Salary.  The Compensation is $120,000 per annum which shall commence as of the date hereof.

The base salary shall be payable in installments on the fifteenth and last day of each month.

(b)    Expense Reimbursement. LEE shall be entitled to reimbursement from the Company for the reasonable out-of-pocket costs and expenses which LEE incurs in connection with the performance of LEE’s duties and obligations under this Agreement in a manner consistent with the Company’s practices and policies therefore.

(c)           Disability. In the event of any Disability, LEE shall receive the compensation and benefits specified herein for 30 days. Such compensation and benefits shall be received at the end of the disability.

(d)           Withholding. The Company may deduct from any compensation payable to LEE (including payments made pursuant to Section 5 of this Agreement in connection with or following termination of employment) amounts it believes are required to be withheld under federal and state law, including applicable federal, state and/or local income tax withholding, old-age and survivors’ and other social security payments, state disability and other insurance premiums and payments.

(d)           Key Man Insurance. The Company may, at its own expense, purchase a key man life insurance policy at an amount to be determined naming the Company as a beneficiary.  At the time that Lee is no longer employed by the Company, Lee will have the right to retain the policy.  It is expressly understood between the Company and Lee that the Company will not have any further obligation with respect to the policy following LEE’s employment by the Company.

(e)           Signing Bonus.  As an inducement to enter into this Agreement the Company will pay to LEE a signing bonus of $80,000 (the “Bonus”).  It is expressly understood, however, that the Bonus will be accrued until such time as the Company has liquid funds to pay the Bonus but in no event later than on completion of the Company’s anticipated Alternative Public Offering.

4)             Term of Employment

LEE’s employment pursuant to this Agreement shall commence on the Effective Date, as defined in Section 2 and shall terminate on the earliest to occur of the following:

a)           upon the date set forth in a written notice of termination from LEE to the Company (which date shall be at least four months after the effective date and at least 30 days after the delivery of that notice); provided, however, that in the event LEE delivers such notice to the Company, the Company shall have the right to accelerate such termination by written notice thereof to LEE (and such termination by the Company shall be deemed to be a termination of employment pursuant to this Section 4(a), and not a termination pursuant to Section 4(d) or 4(e) hereof);

b)           upon the death of LEE;

c)           upon delivery to LEE of written notice of termination by the Company if LEE shall suffer a Disability;

d)           upon delivery to LEE of written notice of termination by the Company For Cause;

e)           upon delivery to LEE of written notice of termination by the Company Without Cause; or

(f)           Eighteen months from the Effective Date.

5)            Confidentiality.

LEE agrees not to disclose or use at any time (whether during or after LEE’s employment with the Company) for LEE’s own benefit or purposes or the benefit or purposes of any other Person any databases, trade secrets, proprietary data, or other confidential information, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financial methods, plans, or the business and affairs of the Company generally, provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of LEE’s employment with the company. LEE agrees that upon termination of his employment with the Company for any reason, she will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and/or any Portfolio Company, except that she may retain personal notes, notebooks, diaries and addresses and phone numbers.  LEE further agrees that she will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company.

6)             Miscellaneous

a)           Notices.  All notices, requests, demands and other communications (collectively, “Notices”) given pursuant to this Agreement shall be in writing, and shall be delivered by personal service, courier, facsimile transmission or by United States first class, registered or certified mail, addressed to the following addresses:

If to the Company, to:

TRIG Acquisition 1, Inc.
Alfonso J. Cervantes, Chief Executive Officer
641 Lexington Avenue, Suite 1526
New York, NY 10022

If to LEE, to:

4570 Campus Drive
Suite #1
Newport Beach, CA 92660

Any Notice, other than a Notice sent by registered or certified mail, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid return receipt requested, shall be effective on the earlier of when received or the third day following deposit in the United States mails. Any party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this Section.

b)           Entire Agreement.  This Agreement contains the sole and entire agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein.  Without limiting the foregoing, this Agreement supersedes those certain term sheets and/or agreements dated prior to date hereof. No representations, oral or otherwise, express or implied, other than those contained in this Agreement have been relied upon by any party to this Agreement.

c)           Severability.  In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

d)           Governing Law.  This Agreement has been made and entered into in the State of New York and shall be construed in accordance with the laws of the State of New York.

e)           Captions.  The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

f)           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

g)           Attorneys’ Fees.  If any action or proceeding is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover as an element of its costs, and not its damages, its reasonable attorneys’ fees, costs and expenses.  The prevailing party is the party who is entitled to recover its costs in the action or proceeding.  A party not entitled to recover its costs may not recover attorneys’ fees.  No sum for attorneys’ fees shall be counted in calculating the amount of a judgment for purposes of determining whether a party is entitled to recover its costs or attorneys’ fees.

In Witness Whereof, the parties have executed this Agreement as of the date first above written.

TRIG Acquisition 1, Inc. By: ___________________________ Its: ___________________________ ______________________________ Robert Y. Lee